Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Tuesday, January 8, 2008

FOR IMMEDIATE RELEASE

Washington Federal Reports Steady First Quarter Results

Amid Mortgage Market Turmoil

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $33,048,000 or $.38 per diluted share for the quarter ended December 31, 2007, compared to $33,384,000 or $.38 per diluted share for the same period one year ago. Total assets increased by $291 million or 3% to $10,576,641,000 from $10,285,417,000 at September 30, 2007.

Washington Federal’s net loans outstanding increased to $8,355,814,000 as of December 31, 2007, a 15.3% increase from one year ago. Total customer deposits were $6,065,931,000 a 13.2% increase from one year ago. Non-performing assets amounted to 0.38% of total assets at quarter-end. While this is a significant increase from the 0.08% one year ago, it is consistent with the Company’s ten year average non-performing assets ratio of 0.35% and lower than its 20 year average of 0.49%.

The Company’s total number of delinquent loans amounted to 0.82% of total loans, compared to the mortgage industry average of 5.59%. i The Company’s efficiency ratio of 24.71% for the quarter remains among the lowest in the industry. The quarter produced a return on assets of 1.26%, while return on equity amounted to 9.95%. These ratios represent historical lows for the Company and are reflective of the effects of the rise in short term rates over the last few years, followed by the inversion of the yield curve, and higher non-performing assets.

Washington Federal’s Quarterly Earnings - Page Two

Earnings this quarter include accrued interest reversals of $1,119,000 related to non-performing loans, an increase in the loan loss provision to $1,000,000 and a gain on the sale of real estate in the amount of $1,246,000.

Chairman, President and Chief Executive Officer Roy M. Whitehead commented, “The Company’s mortgage portfolio, which consists primarily of prime 30-year fixed rate loans, continues to perform well. With the tightening of credit standards by major lenders, fewer qualified buyers are affecting inventory turns of homebuilders, and we have seen an increase in homes that are finished at least 90 days and remain unsold. This ordinarily leads to an increase in foreclosures down the road. It’s also interesting to note that declining short-term interest rates are not producing the normal expected increase in net interest margin. This unusual condition appears to be due to heightened competition for deposits from weakened competitors. We are optimistic that with the passage of more time we will ultimately receive the usual lift from lower rates. Overall, the quarter was a respectable beginning to what is shaping up to be a difficult year for the industry as a whole.”

On January 11, 2008, Washington Federal will pay a cash dividend of $.21 per share to common stockholders of record on December 28, 2007. This will be the Company’s 100th consecutive quarterly cash dividend.

On July 2, 2007, the Company announced the signing of a definitive merger agreement to acquire First Mutual Bancshares (“First Mutual”), the parent company of First Mutual Bank. The merger agreement provides for the merger of First Mutual with and into the Company, followed by the merger of First Mutual Bank into the Company’s wholly owned subsidiary, Washington Federal Savings, in a stock and cash transaction valued at approximately $189.8 million. Pursuant to the terms of the merger agreement, if the average share price of Washington Federal’s common stock is below $22.75 during a specified pricing period (expected to be January 10, 2008 through January 24, 2008), Washington Federal has the option to pay all cash for the shares of First Mutual common stock, regardless of the election of stock or cash by shareholders of First Mutual.

Washington Federal’s Quarterly Earnings - Page Three

First Mutual, headquartered in Bellevue, Washington with 12 branches in the greater Seattle / Bellevue area, had total assets of $1.02 billion, total deposits of $750.7 million and total stockholders’ equity of $75.3 million as of September 30, 2007. On October 11, 2007 First Mutual’s shareholders voted to approve the transaction. On January 2, 2008, Washington Federal received regulatory approval of the transaction from the Office of Thrift Supervision. The transaction is expected to close on Friday, February 1, 2008.

The Company’s Annual Meeting of Stockholders will be held at 2:00 p.m. on January 22, 2008, at Benaroya Hall, 3rd Avenue & Union Street, in Seattle, Washington.

Washington Federal Savings, with headquarters in Seattle, Washington, has 135 offices in eight western states.

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[i]	Source: Bloomberg. Includes all mortgages greater than 30 days delinquent as of 9/30/07

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	December 31, 2007	September 30, 2007
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$56,779	$61,378
Available-for-sale securities, including mortgage-backed securities of $1,423,020	1,645,972	1,515,688
Held-to-maturity securities, including mortgage-backed securities of $126,909	135,015	138,373
Loans receivable, net	8,355,814	8,188,278
Interest receivable	49,208	49,611
Premises and equipment, net	75,385	74,807
Real estate held for sale	5,656	4,873
FHLB stock	132,084	132,397
Intangible assets, net	106,669	107,245
Other assets	14,059	12,767

	$10,576,641	$10,285,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$6,048,612	$5,979,049
Repurchase agreements with customers	17,319	17,736

	6,065,931	5,996,785
FHLB advances	1,908,912	1,760,979
Other borrowings	1,120,000	1,075,000
Advance payments by borrowers for taxes and insurance	13,496	31,824
Federal and state income taxes	61,242	38,032
Accrued expenses and other liabilities	65,029	64,670

	9,234,610	8,967,290
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized;
104,954,972 and 104,921,450 shares issued; 87,475,272 and 87,441,750 shares outstanding	104,955	104,921
Paid-in capital	1,255,405	1,254,490
Accumulated other comprehensive loss, net of taxes	(4,768)	(13,033)
Treasury stock, at cost; 17,479,700 shares	(213,934)	(213,934)
Retained earnings	200,373	185,683

	1,342,031	1,318,127

	$10,576,641	$10,285,417

CONSOLIDATED FINANCIAL HIGHLIGHTS
Stockholders’ equity per share	$15.34	$15.07
Stockholders’ equity to total assets	12.69%	12.82%
Weighted average rates at period end
Loans and mortgage-backed securities	6.49%	6.57%
Investment securities*	4.63	4.61
Combined loans, mortgage-backed securities and investment securities	6.42	6.50
Customer accounts	4.33	4.36
Borrowings	4.47	4.64
Combined cost of customer accounts and borrowings	4.38	4.45
Interest rate spread	2.04	2.05

*	Includes municipal bonds at tax equivalent yields and cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended December 31,
	2007	2006
	(In thousands, except per share data)
INTEREST INCOME
Loans	$140,505	$123,175
Mortgage-backed securities	21,962	19,075
Investment securities and cash equivalents	4,125	3,226

	166,592	145,476
INTEREST EXPENSE
Customer accounts	65,970	55,948
FHLB advances and other borrowings	35,329	27,138

	101,299	83,086

Net interest income	65,293	62,390
Provision for loan losses	1,000	50

Net interest income after provision for loan losses	64,293	62,340
OTHER INCOME
Gain on sale of securities, net	—	—
Other	4,387	3,134

	4,387	3,134
OTHER EXPENSE
Compensation and fringe benefits	11,118	9,535
Occupancy	2,239	1,960
Other	3,862	2,457

	17,219	13,952
Gain (loss) on real estate acquired through foreclosure, net	(24)	236

Income before income taxes	51,437	51,758
Income taxes	18,389	18,374

NET INCOME	$33,048	$33,384

PER SHARE DATA
Basic earnings	$.38	$.39
Diluted earnings	.38	.38
Cash dividends	.210	.205
Weighted average number of shares outstanding, including dilutive stock options	87,614,498	87,586,910
Return on average assets	1.26%	1.47%